Exhibit 5.5

April 22, 2021

CONSENT OF MAURICE TAGAMI

United States Securities and Exchange Commission

Ladies and Gentlemen:

I, Maurice Tagami, P. Eng., Technical Ambassador (formerly Vice President, Mining Operations), Wheaton Precious Metals Corp. currently and at the time of production of the referenced Technical Report herein, hereby consent to the reference to and use of the technical report with an effective date of December 31, 2019, which is entitled "Salobo Copper-Gold Mine Carajás, Pará State, Brazil – Technical Report – Salobo III Expansion" (the "Technical Report") in the Registration Statement on Form F-10 of Wheaton Precious Metals Corp.

Yours truly,

/s/ Maurice Tagami
Maurice Tagami, P. Eng.